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                                                                     EXHIBIT 8.1


                     [WILLKIE FARR & GALLAGHER LETTERHEAD]


Presidential Life Corporation
69 Lydecker Street
Nyack, New York 10960

Ladies and Gentleman:

We have acted as special counsel to Presidential Life Corporation ("Presidential") in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") relating to the issuance of its Notes. In that connection, we have prepared the section entitled "Certain United States Federal Income Tax Considerations" contained in the Prospectus forming a part of the Registration Statement (the "Prospectus"). Capitalized terms used herein without definition have the meaning ascribed to those terms in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time. We have also examined copies of the Registration Statement, and other records and documents that we have deemed necessary for the purpose of this opinion.

Based upon the foregoing, it is our opinion that the above-referenced section of the Prospectus, based upon the assumptions contained therein, provides an accurate discussion of the principal Federal income tax consequences to holders of the Notes.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement in connection with the Notes pursuant to Rule 462(b) under the Securities Act of 1933 and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher